                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)           October 14, 1997
                                                --------------------------------

First Chicago NBD Corporation
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


Delaware                                 1-7127                  38-1984850
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(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                 File Number)         Identification No.)


One First National Plaza,  Chicago, IL                                60670
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(Address of principal executive offices)                            (ZIP Code)


Registrant's telephone number, including area code   312-732-4000
                                                     ------------
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Item 5.  Other Events
------

     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.



Pursuant to the requirements of the Securities Exchange Act of l934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   First Chicago NBD Corporation
                                   ------------------------------
                                   (Registrant)



Date:  October 14, 1997         By:      \s\ M. Eileen Kennedy
      -------------------              --------------------------------
                                Title: Senior Vice President and
                                       Treasurer

                                 Attachment A
                                 ------------


     CHICAGO, October 14, 1997 -- First Chicago NBD Corporation today reported record net income of $385 million, or $1.26 per fully diluted common share, for the third quarter of 1997. Net income for the year-ago quarter was $358 million, or $1.08 per share, including a one-time charge of $18 million, or 4 cents per share, related to recapitalization of the Savings Association Insurance Fund
(SAIF). Return on common stockholders' equity was 19.1%, compared with 16.7% a year ago.

First Chicago NBD Key Ratios

                                  3rd Qtr.   3rd Qtr.   9 Mos.   9 Mos.
                                    1997       1996      1997     1996
Earnings per common share          $1.26      $1.08    $3.62    $3.19
Return on common equity             19.1%      16.7%    18.3%    16.9%
Return on assets                    1.40%      1.29%    1.42%    1.22%
Adjusted net interest margin        4.47%      4.51%    4.63%    4.37%
Operating efficiency*               51.5%      51.0%    51.2%    52.1%

* excludes 3Q96 SAIF charge

     For the first nine months of 1997, the Corporation earned net income of $1.143 billion, or $3.62 per share, compared with $1.059 billion, or $3.19 per share, a year earlier. Return on common stockholders' equity was 18.3% for the first nine months of 1997, compared with 16.9% for the year-ago period.

HIGHLIGHTS

 .    Adjusted fee-based revenue for the third quarter increased 11% from a year ago, reflecting strong results from the cash management and investment management businesses as well as continued growth in credit card fees.

 .    The credit card net charge-off rate dropped to 6.7% for the third quarter from 7.7% for the second quarter, with seasonal factors contributing to the decline. The Corporation's provision for credit losses increased to $191 million from $180 million last quarter. Nonperforming assets at September 30 were essentially flat at $345 million.

 .    Market-driven revenues -- trading profits and securities gains -- were $68 million for the third quarter. In addition, leasing residual and mortgage loan sales generated gains of $22 million in other market-related income.

 .    The Corporation repurchased 10 million shares of common stock in the third quarter. As of September 30, a total of 35.7 million shares had been repurchased under the 40 million share repurchase authorization announced in October of 1996.

 .    Tier 1 and total risk-based capital ratios were 8.1% and 11.8%, respectively, at September 30. Book value per common share was $26.62.

NET INTEREST INCOME

     Net interest income on a tax-equivalent basis was $921 million for the third quarter. Average loans were $66.8 billion, versus $66.0 billion a year ago. Average managed credit card receivables were $17.2 billion for the quarter, versus $17.7 billion for the third quarter of 1996. Average earning assets were $94.1 billion for the quarter ended September 30, 1997.

     Net interest margin on a reported basis was 3.88% for the quarter. Adjusted for credit card securitizations and the activities of First Chicago Capital Markets, Inc., the net interest margin was 4.47%, versus 4.51% for the year-ago quarter and 4.70% for the second quarter.

NONINTEREST INCOME

     Noninterest income was $701 million for the third quarter, up 17% from $597 million a year ago.

     Market-driven revenue was $68 million. Equity securities gains were $28 million, combined trading profits totaled $32 million, and investment securities gains equaled $8 million. Other market-related income from leasing residual and mortgage loan sales totaled $22 million.

     Credit card fee revenue was $233 million, compared with $228 million a year ago and $207 million last quarter. Adjusted for the effects of securitization, credit card fees rose $15 million from the year-ago quarter. Fiduciary and investment management fees grew to $102 million for the third quarter, compared with $100 million a year ago. Other service charges and commissions were $235 million for the quarter, a 17% increase from

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$201 million in the year-ago quarter.

NONINTEREST EXPENSE

     Noninterest expense was $835 million for the third quarter, compared with $816 million for the year-ago quarter, which includes the one-time $18 million SAIF charge. Total operating expense for the first nine months of 1997 was virtually flat with the year-ago period. The operating efficiency ratio was 51.2% for the first three quarters of this year, versus 52.1% for the same period in 1996.

CREDIT QUALITY

     The provision for credit losses was $191 million for the third quarter, up from $185 million for the year-ago quarter and $180 million last quarter.

     The allowance for credit losses stood at $1.408 billion at September 30, representing 427% of total nonperforming loans. Nonperforming assets increased to $345 million at September 30, from $343 million at the end of the second quarter.

      Net charge-offs for the third quarter totaled $191 million, of which $144 million was related to credit card receivables. The net charge-off rate for managed credit card receivables was 6.7% for the third quarter, up from 5.9% a year ago but down from 7.7% for the second quarter of 1997. The 30-day delinquency ratio for managed credit card receivables was 4.5% at quarter-end, versus 4.3% both at June 30, 1997, and a year ago.


FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY
                                                                                    Three Months Ended September 30
                                                                              -------------------------------------------
                                                                                       1997             1996     Change
                                                                              -------------------------------------------
(Dollars in millions, except per share data)
Net interest income--tax-equivalent basis.................................... $         921     $        967      -   5 %
Provision for credit losses..................................................           191              185      +   3
Noninterest income...........................................................           701              597      +  17
Noninterest expense..........................................................           835              816      +   2
Net income...................................................................           385              358      +   8

Earnings per share
  Primary
     Net income.............................................................. $        1.26     $       1.09      +  16
     Average common and common-equivalent shares (in millions)...............         301.6            320.2      -   6

  Fully diluted
     Net income.............................................................. $        1.26     $       1.08      +  17
     Average shares, assuming full dilution (in millions)....................         301.8            327.5      -   8

Average balances
  Loans...................................................................... $      66,782     $     65,962      +   1
  Earning assets.............................................................        94,104           96,123      -   2
  Total assets...............................................................       108,950          110,715      -   2
  Common stockholders' equity................................................         7,893            8,352      -   5
  Stockholders' equity.......................................................         8,183            8,839      -   7

Net interest margin..........................................................          3.88 %           4.00 %
Return on assets.............................................................          1.40             1.29
Return on common stockholders' equity........................................          19.1             16.7

                                                                                    Nine Months Ended September 30
                                                                              -------------------------------------------
                                                                                       1997             1996     Change
                                                                              -------------------------------------------
(Dollars in millions, except per share data)

Net interest income--tax-equivalent basis.................................... $       2,779     $      2,815      -   1 %
Provision for credit losses..................................................           558              545      +   2
Noninterest income...........................................................         2,024            1,866      +   8
Noninterest expense..........................................................         2,460            2,458          -
Net income...................................................................         1,143            1,059      +   8

Earnings per share
  Primary
     Net income.............................................................. $        3.64     $       3.24      +  12
     Average common and common-equivalent shares (in millions)...............         309.4            319.8      -   3

  Fully diluted
     Net income.............................................................. $        3.62     $       3.19      +  13
     Average shares, assuming full dilution (in millions)....................         311.9            327.2      -   5

Average balances
  Loans...................................................................... $      66,093     $     64,766      +   2
  Earning assets.............................................................        92,045          100,423      -   8
  Total assets...............................................................       107,472          115,882      -   7
  Common stockholders' equity................................................         8,227            8,197          -
  Stockholders' equity.......................................................         8,560            8,686      -   1

Net interest margin..........................................................          4.04 %           3.74 %
Return on assets.............................................................          1.42             1.22
Return on common stockholders' equity........................................          18.3             16.9

                                                                                            At September 30
                                                                              -------------------------------------------
                                                                                       1997             1996     Change
                                                                              -------------------------------------------
Assets....................................................................... $     113,306     $    106,694      +   6 %
Loans........................................................................        67,822           66,602      +   2
Deposits.....................................................................        67,565           63,679      +   6
Common stockholders' equity..................................................         7,792            8,612      -  10
Stockholders' equity.........................................................         8,082            9,087      -  11

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

FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
CAPITAL DATA

-----------------------------------------------------------------------------------------------------------------------------
                                                                               9/30/97  6/30/97   3/31/97  12/31/96  9/30/96
-----------------------------------------------------------------------------------------------------------------------------
Common Equity/Assets Ratio (1)............................................        7.0%      7.3%      7.9%     8.2%      8.1%
Risk-Based Capital Ratios: (1)(2).........................................
 Tier 1...................................................................        8.1%      8.6%      9.1%     9.2%      8.4%
 Total....................................................................       11.8%     12.4%     13.1%    13.3%     12.4%
Regulatory Leverage Ratio.................................................        8.2%      8.6%      9.2%     9.3%      8.1%
Book Value of Common Equity...............................................     $26.62     $27.08   $27.20   $27.31    $27.11

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 9/30/97 ratios are estimated.